Catalytica Energy Systems Reports Second Quarter Financial Results

GILBERT, AZ -- 08/10/2005 -- Catalytica Energy Systems, Inc. (NASDAQ: CESI), a leading provider of innovative emissions solutions for the power generation and transportation industries, today reported financial results for the second quarter and six months ended June 30, 2005.

Total revenues for the second quarter of 2005 were $762,000, compared with total revenues of $1,100,000 in the same period of the prior year. Total costs and expenses for the quarter decreased to $4,416,000, from $5,125,000 reported in the second quarter last year. The improvement in operating expenses between periods largely reflected the Company's ongoing focus on managing costs throughout the organization, which contributed to a reduced net loss for the quarter of $3,490,000, or a loss of $0.19 per share, compared with a net loss of $4,004,000, or a loss of $0.22 per share, reported in the same quarter last year.

Total cash, cash equivalents and short-term investments (collectively referred to as "cash") used during the quarter was $2,336,000, down 26% from $3,178,000 used in the corresponding period of 2004. At June 30, 2005, the Company's cash position totaled $29,800,000.

"Our second quarter financial results demonstrate our continued focus on fiscal discipline, which helped to offset reduced revenues from our SCR services business," said Rob Zack, interim president and CEO of Catalytica Energy Systems. "While revenues from SCR catalyst and management services are expected to continue to be soft for the next two quarters, driven by slower order activity reported at the beginning of the year, we have begun to make progress in securing future business. In addition to signing a catalyst cleaning and regeneration contract during the quarter with AES, we are experiencing increased end-user interest and are actively pursuing a growing pipeline of order prospects. Although we do not expect to fully realize the positive impact of these revenue opportunities until next year, we are encouraged by the recent growth in order prospects. We believe that the actions we have taken since the beginning of the year to strengthen SCR-Tech's management team and realign its sales and marketing activities will enable us to build on this momentum."

Total revenues for the six months ended June 30, 2005 were $2,061,000, compared with $2,086,000 reported in the corresponding period of the prior year. Total revenues in the first six months of 2004 included service revenues contributed by SCR catalyst and management services following the Company's acquisition of SCR-Tech on February 20, 2004. Net loss in the first half of 2005 was $7,028,000, or a loss of $0.39 per share, compared with a net loss of $7,245,000, or a loss of $0.41 per share, in the first half of 2004. Total cash consumption for the year-to-date was $5,792,000, compared with $10,558,000 used in the same period last year. Excluding $3,755,000 of costs associated with the acquisition of SCR-Tech, cash consumption in the first half of 2004 was $6,803,000. The decline in net loss and cash consumption from operating activities in the first six months of 2005 reflected the Company's commitment to fiscal discipline, including continued progress in maintaining a streamlined cost structure throughout the organization and a favorable impact in the second quarter associated with the collection of outstanding receivables.

Business Update

Catalytica Energy Systems is reporting today an update on its development of an emissions control retrofit solution for mobile diesel engine applications. In June, the Company commenced a three-month, on-road field demonstration to evaluate the performance of its XononD™ fuel processing technology in combination with a NOx adsorber catalyst while operating on two medium-duty diesel refuse trucks supplied by the City of Denton, Texas. To date, the XononD™ retrofit solution has completed more than 450 hours of on-vehicle operation, and is expected to accumulate in excess of 500 hours of field experience by the end of August. Preliminary results validate the capability of the Company's XononD™ fuel processor component to achieve continuous and rapid regeneration of the NOx adsorber catalyst to facilitate high levels of NOx reduction performance while operating in the field. However, a variety of technical issues associated with other system components that make up the total retrofit solution have become evident over the course of rigorous day-to-day operation, and will require refinements to the product configuration to achieve optimal performance. This work will result in a delay in EPA product verification testing and the previously anticipated timeframe for commercialization.

"As with any development effort, the purpose of a field demonstration is to gain real-world operating experience with the objective of identifying and resolving any performance issues prior to commercialization," stated Zack. "While we believe the technical issues we have uncovered can be resolved, optimizing the product configuration will require us to push back the timeframe for proceeding to EPA verification testing. As a result of this delay, we do not believe that a commercial product can be available before early 2007. In light of this new information, combined with the finite time horizon associated with the mobile diesel retrofit market, we are currently reevaluating our retrofit business strategy."

Zack continued, "I find it important to emphasize that we believe the technical issues we have identified to date relate specifically to the integration and control of multiple system components that comprise an 'add-on' emissions control retrofit package that operates independently of the engine. These issues do not derive from our proprietary diesel fuel processor, which is the common technology we are seeking to leverage in two other market applications for our NOx reduction approach. Furthermore, one of the factors that differentiates our OEM solution for new engine applications from our retrofit product, is our ability to fully integrate our fuel processing system specific to each engine platform through our relationships with diesel engine manufacturers and systems integrators. As a result, we are able to avoid the complexities associated with independent engine operation, and achieve even higher NOx reduction performance and fuel efficiency in new engine applications."

Catalytica Energy Systems continues to separately pursue two other applications of its core diesel fuel processing technology to address the growing diesel emissions reduction market -- an OEM solution for new, over-the-road diesel engines, and a genset solution for stationary diesel engines used in power generation. In connection with its OEM solution, the Company continues to conduct a variety of test activities and demonstration projects with leading diesel industry companies, and is continuing efforts towards securing strategic partnerships with associated funding. The Company also continues its efforts to secure additional funding for continued development of its genset solution for stationary diesel engine applications.

With respect to its SCR catalyst and management services business, Catalytica Energy Systems announced today in a separate release that it has secured a contract with AES Corporation to provide SCR catalyst cleaning and regeneration services for its Somerset Station facility, which operates a single 675 megawatt coal-fired power generating unit along with two SCR reactors to control emissions. This purchase order marks the third time SCR-Tech has been engaged to provide catalyst regeneration services for the Somerset facility, and is the latest in a series of services SCR-Tech has performed for AES as part of a fleet-wide service agreement signed in 2003. The Company has also continued to take steps to strengthen execution of SCR-Tech's business strategy in an effort to broaden its reach in the marketplace and gain a stronger foothold in the developing market for SCR catalyst services. SCR-Tech announced in June the appointments of Robert Deneault as vice president of sales and marketing and Dr. Howard Franklin as director of technology. Both Deneault and Franklin are seasoned industry veterans with more than 60 years of combined experience in the power generation industry. These appointments add depth to SCR-Tech's management team and strengthen its sales, marketing and technical capabilities.

Financial Outlook

Catalytica Energy Systems expects full-year revenues for 2005 to be significantly less than its 2004 revenues of $5.6 million in light of reduced service activity in its SCR services business combined with decreased availability of funding from government agencies and OEM partners relating to the Company's ongoing research and development programs. Despite lower revenue projections, Catalytica Energy Systems is maintaining its previous guidance for cash consumption as a result of its continued progress in managing expenses. Total cash consumption for the year, excluding a net $725,000 SCR-Tech acquisition-related payment to be made in the third quarter, is expected to be in the range of $12.5 million to $14.0 million.

Catalytica Energy Systems will host a conference call and webcast today, Wednesday, August 10, 2005, at 4:45 PM Eastern Time (1:45 PM Pacific Time) to discuss its financial results along with an update on the business and its outlook for the remainder of 2005. Interested parties are invited to listen to the call over the Internet by accessing the Company's website at www.CatalyticaEnergy.com. Webcast participants should allot extra time before the webcast begins to register, and, if necessary, download and install audio software. Alternatively, interested parties may access the call by dialing 1-866-203-2528 (1-617-213-8847 for international callers), using passcode 22750969.

An archived version of the webcast will be available for replay on the Company's website beginning approximately two hours following the conclusion of the live call and continuing for a period of 30 days. A replay of the call will also be available via telephone through August 17, 2005. To access the replay, dial 1-888-286-8010 (1-617-801-6888 for international callers), using passcode 65333637.

Catalytica Energy Systems is a leading provider of innovative products and services to meet the rapidly growing demand for emissions control solutions in the power generation and transportation industries. Through its SCR-Tech subsidiary (www.scr-tech.com), the Company offers a variety of services for coal-fired power plants using selective catalytic reduction (SCR) systems to reduce nitrogen oxides (NOx) emissions. These services include SCR catalyst cleaning and regeneration, as well as SCR system management and consulting services to optimize efficiency and reduce overall operating and maintenance costs. Catalytica Energy Systems' other business activities include the design, development and manufacture of advanced products based on its proprietary catalyst and fuel processing technologies to offer cost-effective solutions for reducing NOx emissions from diesel engines and natural gas-fired turbines. The Company's Xonon® Diesel Fuel Processing technology is designed to facilitate significant NOx reduction from mobile, stationary, and off-road diesel engines by improving the performance of NOx adsorber catalyst systems. Catalytica Energy Systems' commercially available Xonon Cool Combustion® system offers a breakthrough pollution prevention approach for gas turbines to achieve ultra-low emissions power generation through a proprietary catalytic combustion process. Other activities include the development of fuel processing systems for fuel cell applications in stationary, auxiliary, and back-up power applications. Find Catalytica Energy Systems on the Worldwide Web at www.CatalyticaEnergy.com.

This news release contains forward-looking statements within the meaning of the Federal securities laws. These statements include, but are not limited to, those regarding the Company's beliefs and expectations concerning the Company's financial projections with respect to revenues and cash usage; the Company's ability to continue maintaining a reduced expense structure and control costs throughout the organization; the Company's realization of prospective revenue opportunities with respect to the Company's SCR services business and the anticipated timing of such realization; the Company's ability to capitalize on the recent growth in order prospects in its SCR services business and secure future SCR catalyst cleaning and regeneration business; the performance of Catalytica Energy Systems' emissions reduction solutions for diesel engine applications; the timing and prospects associated with completing an on-road field demonstration of the XononD retrofit solution; the prospects for advancing the development of XononD to an EPA verification-ready solution and realizing a commercial product launch by early 2007; the ability of the Company's core diesel fuel processing technology to achieve better performance in new engine applications; and the prospects for securing strategic partnerships and outside funding associated with the Company's development of diesel emissions reduction solutions for new, over-the-road diesel engine applications and for stationary diesel gensets. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, among others: possible fluctuations in economic conditions affecting the markets for Catalytica Energy Systems' products and services; the risk that a market may not develop or be maintained for Catalytica Energy Systems' products and services; that there may be unanticipated technical, commercial or other setbacks related to Catalytica Energy Systems' emissions reduction solutions for diesel engines that could result in termination of one or more of its product development efforts; that there may be unanticipated events that could impact the Company's ability to manage the SCR-Tech business; difficulties or delays in strengthening SCR-Tech's sales and marketing activities or in executing SCR-Tech's business strategy; changes in the environmental requirements relating to NOx emissions; that marketing, project development and installation timelines and regulatory review outcomes are uncertain; that Catalytica Energy Systems may be unable to maintain current or develop future strategic relationships for its products and services, including with OEMs, other strategic partners, and utility customers; that any decision on the part of an OEM or other strategic partner not to pursue development or commercialization of its products could negatively adversely impact our business or results of operations; and the other risks set forth in Catalytica Energy Systems' most recently filed Forms 10-K and 10-Q filed with the Securities and Exchange Commission. Catalytica Energy Systems undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances occurring after the date of this release.

Editor's Note: Xonon, Xonon Cool Combustion, and XononD are trademarks or registered trademarks of Catalytica Energy Systems, Inc., Gilbert, AZ, USA

Catalytica Energy Systems, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

                                      Three Months Ended   Six Months Ended
                                            June 30,           June 30,
                                        2005      2004      2005      2004
                                        ----      ----      ----      ----

Total Revenues                       $   762   $ 1,100   $ 2,061   $ 2,086

Costs and expenses:
 Cost of revenues                      1,192     1,335     2,362     2,093
 Research and development              1,633     1,975     3,525     3,885
 Selling, general and
  administrative                       1,591     1,815     3,450     3,470
                                     -------   -------   -------   -------
Total costs and expenses               4,416     5,125     9,337     9,448
                                     -------   -------   -------   -------

 Operating loss                       (3,654)   (4,025)   (7,276)   (7,362)

Interest and other income, net           164        21       248       117
                                     -------   -------   -------   -------

 Net loss                            $(3,490)  $(4,004)  $(7,028)  $(7,245)
                                     =======   =======   =======   =======

Basic and diluted net loss
 per share                           $ (0.19)  $ (0.22)  $ (0.39)  $ (0.41)
                                     =======   =======   =======   =======

Weighted average shares used in
 computing net loss per share         17,996    17,827    17,963    17,817
                                     =======   =======   =======   =======

Catalytica Energy Systems, Inc.
Consolidated Balance Sheets
(in thousands)

                                        June 30, 2005    December 31, 2004
                                         ------------      ------------
                                         (unaudited)
ASSETS:

   Cash, cash equivalents and short-
    term investments                     $     29,800      $     35,592
   Accounts receivable, net                       581             1,222
   Inventory                                      497               474
   Other current assets                           385               601
                                         ------------      ------------
      Total current assets                     31,263            37,889

   Property and equipment, net                  7,162             7,477
   Goodwill                                     4,257             4,257
   Other intangible assets, net                 1,497             1,584
   Other assets                                   292               310
                                         ------------      ------------
      Total assets                       $     44,471      $     51,517
                                         ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY:

   Accounts payable and accrued
    liabilities                          $      2,555      $      2,776
   Current portion of long-term debt            1,921               748
                                         ------------      ------------
      Total current liabilities                 4,476             3,524

   Long-term debt and other long-term
    liabilities                                 4,552             5,654

   Stockholders' equity                        35,443            42,339
                                         ------------      ------------
      Total liabilities and
       stockholders' equity              $     44,471      $     51,517
                                         ============      ============

CONTACT:
Megan Meloni
Investor Relations
(650) 940-6253